Exhibit 4.1

MONOLITHIC POWER SYSTEMS, INC.

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (the “Agreement”) is made as of August 23, 2002 by and among Monolithic Power Systems, Inc., a California corporation (the “Company”), and each of the persons and entities who have purchased shares of the Company’s capital stock and are listed on the Schedule of Purchasers hereto (individually, a “Purchaser,” and collectively, the “Purchasers”).

WHEREAS, the Company and the purchasers of the Company’s Series B Preferred Stock have previously entered into a Registration Rights Agreement dated as of August 31, 1999 (the “Prior Agreement”), and purchasers of the Company’s Series C Preferred Stock have become parties to the Prior Agreement by executing joinders thereto;

WHEREAS, certain of the Purchasers are purchasing the Company’s Series D Preferred Stock pursuant to a Series D Preferred Stock Purchase Agreement of even date herewith (said agreement, the “Purchase Agreement” and said transaction, the “Series D Financing”);

WHEREAS, the Series D Financing requires as a condition to closing that the parties hereto enter into this Agreement;

WHEREAS, each of the parties hereto desire that the Series D Financing be consummated;

WHEREAS, the Prior Agreement provides that it may be amended upon the written consent of the Company and holders of 66-2/3% of the outstanding shares of Registrable Securities (as defined in the Prior Agreement) (such holders, the “Requisite Holders”);

NOW THEREFORE, the parties hereto agree, and the Company and the Requisite Holders hereby amend and restate the Prior Agreement in its entirety, as follows:

1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Commission” shall mean the Securities and Exchange Commission or any successor agency.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor law thereto.

“Holder” shall mean each Purchaser, and any transferee of Registrable Securities who pursuant to Section 15 below is entitled to registration rights hereunder.

“Preferred” shall mean shares of any series of Preferred Stock of the Company.

“Purchaser” shall mean each person or entity who has acquired shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock and who is a signatory to this Agreement or who holds Registrable Securities and may become a signatory pursuant to Section 20(b) hereof.

“Registrable Securities” shall mean, to the extent held by a Holder hereof, (i) shares of the Company’s Common Stock, except that such Common Stock shall not be included in the definition of Registrable Securities for purposes of Sections 5, 7, 15 and 20; (ii) any Common Stock of the Company issued or issuable upon the conversion of the Preferred; (iii) shares of the Company’s Common Stock issued or issuable upon any conversion of the Preferred upon any stock split, stock dividend, recapitalization, or similar event; and (iv) any shares of the Company’s Common Stock issued or issuable upon conversion or exercise of any convertible security for which subsequent registration rights are granted in accordance with Section 20; provided, however, that Registrable Securities shall not include shares of Common Stock that have been sold to or though a broker or dealer or underwriter in a public distribution or public securities transaction, sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or Registrable Securities sold by a person in a transaction in which rights under this Agreement are not assigned.

The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 5, 6, and 7 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, fees and disbursements of one special counsel to the Holders, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration but excluding all Selling Expenses.

“Restricted Securities” shall mean the securities of the Company required to bear the legend set forth in Section 3 hereof (or any similar legend).

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor law thereto.

“Selling Expenses” shall mean all underwriting discounts, selling commissions, and stock transfer taxes applicable to the securities registered by the Holders and any legal fees of the Holders not covered under “Registration Expenses”.

2. Restrictions on Transferability. The Restricted Securities shall not be transferable except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. Until the Company’s initial public offering pursuant to a registration statement filed with and declared effective by the Commission under the Securities Act, the Restricted Securities shall not, without the prior written consent of the Company, be transferred to any entity (or any affiliate thereof) which is engaged in the development, marketing or sale of products that are, in the judgement of the Company’s board of directors, the same or similar to those of the Company, and any such attempted transfer shall be void ab initio. Each holder of Restricted Securities will cause any proposed transferee of the Restricted Securities held by such holder to agree to take and hold such Restricted Securities subject to the provisions and upon the conditions specified in this Agreement.

3. Restrictive Legend. Each certificate representing (i) the Preferred, (ii) shares of the Company’s Common Stock issued upon conversion of the Preferred, and (iii) any other securities issued in respect of the Preferred (or Common Stock issued upon conversion of the Preferred) upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 4 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT IS EFFECTIVE COVERING SUCH TRANSFER OR (II) THERE IS AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION THEREROM IS AVAILABLE. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SECURITIES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

Each holder of a certificate representing Restricted Securities consents to the Company’s making a notation on its records and giving instructions to any transfer agent of the Preferred or the Common Stock in order to implement the restrictions on transfer established in this Section.

4. Notice of Proposed Transfers. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 4. Prior to any proposed transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such Holder’s intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and may be accompanied, if reasonably requested by the Company, by either (i) a written opinion of legal counsel, who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act or (ii) a “No Action” letter from the Commission to the effect that the transfer of such

COMPANY NAME

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Month 00, 2000

securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear the appropriate restrictive legends described above, except that such certificate shall not bear any such restrictive legend if in the opinion of counsel for the Company such legend is not required.

5. Requested Registration.

(a) Request for Registration. If, at any time after the earlier of (i) December 31, 2004 or (ii) the expiration of six (6) months following the closing of the first public offering of the Common Stock of the Company to the general public which is effected pursuant to a registration statement filed under the Securities Act, the Company shall receive from any Holder or group of Holders of Registrable Securities, representing not less than 50% of the Registrable Securities then outstanding (assuming conversion of all shares of the Preferred), a written request that the Company effect any registration, qualification or compliance with respect to Registrable Securities representing at least 33-1/3% of the Registrable Securities then outstanding, the Company will:

(x) promptly give written notice of the proposed registration, qualification, or compliance to all other Holders; and

(y) use its best efforts to effect as soon as reasonably practicable but in any event within 120 days of the receipt of such request such registration, qualification or compliance (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section:

(A) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(B) prior to ninety (90) days immediately following the effective date of any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan); or

(C) after the Company has effected two (2) such registrations pursuant to this Section 5 and such registration has been declared or ordered effective.

Subject to the foregoing clauses, the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of any Holder or Holders. If, however, the Company shall furnish to the Holder or Holders requesting a registration statement pursuant to this Section 5 a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders requesting such registration; provided, however, that the Company may not utilize this right more than once in any 12-month period.

(b) Underwriting. If the Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request and the Company shall include such information in its written notice to the other Holders. The right of any Holder to registration pursuant to this Section shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.

The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Holders of a majority of the Registrable Securities proposed by such Holders to be distributed through such underwriting. Notwithstanding any other provision of this Section, if the managing underwriter advises the Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then, subject to the provisions of Section 5(a), the Company shall so advise all Holders and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders requesting inclusion in the registration in proportion, as nearly as practicable, to the respective amounts of Registrable Securities originally requested by such Holders to be included in the registration statement; provided, however, that the number of shares of Registratable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. No Registrable Securities excluded from the underwriting by reason of the managing underwriter’s marketing limitation shall be included in such registration.

If the managing underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account or for the account of others in such registration if the underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited, and provided that the Company or the other selling shareholders shall bear an equitable share of the Registration Expenses in connection with such registration and underwriting.

If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the other Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration; provided, however, that if, by the withdrawal of such Registrable Securities, a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the underwriter limitation in this Section. If the registration does not become effective due to the withdrawal of Registrable Securities, then either (1) the Holders requesting registration shall reimburse the Company for expenses incurred in complying with the request or (2) the aborted registration shall be treated as effected for purposes of Section 5(a)(C).

6. Company Registration.

(a) Notice of Registration. If the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than: (i) a registration relating solely to employee benefit plans or (ii) a registration relating solely to a transaction pursuant to Rule 145 promulgated under the Securities Act, the Company will:

(x) promptly give to each Holder written notice thereof; and

(y) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within thirty (30) days after receipt of such written notice from the Company, by any Holder or Holders.

(b) Cut-back and Allocation. Notwithstanding any other provision of this Section 6, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, provided that, except in the case of the Company’s initial public offering, the managing underwriter shall include in such offering at a minimum such amount of Registrable Securities that equals 30% of all shares to be sold in the offering, and provided, further, that in no case shall the number of Registrable Securities to be included in the registration be reduced or limited unless all securities to be included by other holders of registration rights (other than the Company) are first excluded. In the event the managing underwriter limits the number of Registrable Securities to be included in the registration and underwriting, the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among the Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 6 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. All Registration Expenses of such withdrawn Registration shall be borne by the Company.

7. Registration on Form S–3. The Company shall use its best efforts to qualify for registration on Form S–3, and to that end, the Company shall comply with the reporting requirements of the Exchange Act. After the Company has qualified for the use of Form S–3, Holders of 25% of the Registrable Securities then outstanding shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of such shares by each such Holder), subject to the following limitations:

(i) the Company shall not be obligated to cause a registration on Form S–3 to become effective prior to 90 days following the effective date of a Company-initiated registration (other than a registration effected solely to qualify an employee benefit plan or to effect a business combination pursuant to Rule 145);

(ii) the Company shall not be obligated to cause a registration on Form S–3 to become effective prior to expiration of 90 days following the effective date of the most recent registration pursuant to a request under Section 5 of this Agreement or pursuant to a request by a holder of registration rights under any other agreement of the Company granting Form S–3 demand registration rights;

(iii) the Company shall not be required to effect a registration on Form S–3 unless the Holder or Holders requesting registration propose to dispose of shares of Registrable Securities having an aggregate disposition price (before deduction of underwriting discounts and expenses of sale) of at least $500,000;

(iv) the Company shall not be required to maintain and keep any such registration on Form S–3 effective for a period greater than the period that equals to the shorter of (x) ninety (90) days or (y) that time that is reasonably necessary to permit the disposition of the Registration Securities subject to such registration. The Company shall give notice to all Holders of the receipt of a request for registration pursuant to this Section and shall provide a reasonable opportunity for all such other Holders, to participate in the registration. Subject to the foregoing, the Company will use its best efforts to effect promptly the registration of all shares of Registrable Securities on Form S–3 to the extent requested by the Holder or Holders thereof for purposes of disposition; and

(v) the Company shall not be required to effect a registration on Form S-3 if it has already caused a registration on Form S-3 within the previous twelve (12) month period or if it has already caused two (2) registrations on Form S-3 in the aggregate pursuant to this Section 7.

8. Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 5, Section 6, or Section 7 shall be borne by the Company. All Selling Expenses relating to securities registered by the Holders pursuant to either Section 5, Section 6, or Section 7 shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered. Notwithstanding the foregoing, the Company shall not be required to pay for Registration Expenses pursuant to Section 5 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (which Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to demand registration pursuant to Section 5; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of such Registration Expenses and shall retain their rights pursuant to Section 5.

9. Registration Procedures.

(a) In the case of each registration, qualification or compliance effected by the Company pursuant to this Agreement, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request.

(b) Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(i) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to thirty (30) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (30) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that the Company may, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose any corporate development the disclosure of which could reasonably be expected to have a material adverse effect upon the Company, its shareholders, a potentially significant transaction or event involving the Company, or any negotiations, discussions, or proposals directly relating thereto or that the absence of such delay or suspension would otherwise be seriously detrimental to the Company and its shareholders; provided, however, that the Company may not utilize this right more than once in any 12-month period. In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended, if applicable, such that the registration statement shall be effective for up to an aggregate of thirty (30) days or, if earlier, until the Holder or Holders have completed the distribution related thereto. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the holders of 66-2/3% percent of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld. If so directed by the Company, all Holders registering shares under such registration statement shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.

(ii) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (i) above.

(iii) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(iv) Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, however, that the Company shall not be obligated to take any action in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration or qualification unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(v) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(vi) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(vii) Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, if requested by the underwriters (X) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (Y) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

10. Termination of Registration Rights. The registration rights granted pursuant to this Agreement shall terminate as to any Holder, at such time as such Holder is able to dispose all the Registrable Securities held by such Holder within a three (3) month period pursuant to Rule 144 of the Securities Act and if such Holder owns less than 1% of the outstanding capital stock of the Company; provided, however, that in any event the registration rights granted pursuant to this Agreement shall terminate upon the fifth anniversary of the date of the closing of the first public offering of the Common Stock of the Company to the general public which is effected pursuant to a registration statement filed under the Securities Act.

11. Lock-up Agreement. In consideration for the Company agreeing to its obligations under this Agreement, each Holder of Registrable Securities and each transferee pursuant to Section 15 hereof agrees, in connection with the closing of the first public offering of the Common Stock of the Company to the general public which is effected pursuant to a registration statement filed under the Securities Act, upon request of the underwriters managing any underwritten offering of the Company’s securities, not to sell, make any short sale of, loan, grant any option for the purchase of or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time as the Company or the underwriters may specify, but not to exceed one hundred eighty (180) days from the effective date of such registration; provided however, that each officer and director of the Company shall be similarly bound. Each Holder agrees that the Company may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of this Section. This Section 11 shall supersede any conflicting provision of Section 5 or Section 7 above. Notwithstanding any other provision of this Agreement, the Company may assign each Holder’s obligations under this Section 11 to any underwriter of the Company’s initial public offering of securities.

12. Indemnification.

(a) The Company will indemnify each Holder, each of its officers, directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or the Exchange Act or securities act of any state or any rule or regulation thereunder, and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder or underwriter and stated to be specifically for use therein; and provided, further, that the Company will not be liable to any such person or entity with respect to any such untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus that is corrected in the final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (or any amendment or supplement to such prospectus) if the person asserting any such loss, claim, damage or liability purchased securities but was not sent or given a copy of the prospectus (as amended or supplemented) at or prior to the written confirmation of the sale of such securities to such person in any case where such delivery of the prospectus (as amended or supplemented) is required by the Securities Act, unless such failure to deliver the prospectus (as amended or supplemented) was a result of the Company’s failure to provide such prospectus (as amended or supplemented).

(b) Each Holder will, severally and not jointly, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers, directors and partners and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holders hereunder shall be limited to an amount equal to the proceeds, net of underwriting discounts, commissions and expenses, to each such Holder of Registrable Securities sold as contemplated herein.

(c) Each party entitled to indemnification under this Section (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent, but only to the extent, that the Indemnifying Party’s ability to defend against such claim or litigation is impaired as a result of such failure to give notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d) If the indemnification provided for in this Section 12 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. In no event shall any contribution by a Holder under this Section 12(d) exceed the proceeds, net of underwriting discounts and commissions but not expenses, from the offering received by such Holder.

13. Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

14. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) furnish to Holders upon request a written statement as to its compliance with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

15. Transfer of Rights. Provided that the Company is given prior written notice of such assignment, the rights granted hereunder to cause the Company to register securities may be assigned to (a) transferee or assignee who acquires at least 500,000 shares of Registrable Securities (appropriately adjusted for stock splits, recapitalizations and like after the date hereof) or (b) any affiliate or constituent partner, including limited partner, of a Purchaser; provided, however, that such assignee shall agree to be bound by this Agreement to the same extent as the assignor prior to the applicable assignment of rights.

16. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California as applied to agreements among California residents entered and to be performed entirely within California. The parties hereto agree to submit to the jurisdiction of the federal and state courts of the State of California with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers and other relations between the parties arising under this Agreement.

17. Entire Agreement. This Agreement constitutes the full and entire understanding among the parties regarding the subject matter herein. Each Purchaser expressly agrees that this Agreement supersedes in its entirety any prior agreements, written or oral, with regard to the subject matter herein, including, without limitation, that certain Preferred Stock Purchase Agreement dated as of January 23, 1998. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

18. Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon delivery to the party to be notified in person or by courier service or five (5) days after deposit with the United States mail, by registered or certified mail, postage prepaid, addressed (a) if to a holder of any Registrable Securities, to such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such securities who has so furnished an address to the Company, or (b) if to the Company, to its address set forth on the first page of this Agreement and addressed to the attention of the Chief Financial Officer, or at such other address as the Company shall have furnished to the Holders in writing.

19. Amendment. Any provision of this Agreement may be amended, waived or modified upon the written consent of (i) the Company and (ii) holders of 66-2/3% of the outstanding shares of Registrable Securities. Any Holder may waive any of his or her rights or the Company’s obligations hereunder without obtaining the consent of any other person.

20. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities without the prior written consent of 66-2/3% of the Registrable Securities then outstanding unless such new registration rights, including standoff obligations, are subordinate to the registration rights granted the Holders hereunder.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one instrument.

22. Enforceability/Severability. The parties hereto agree that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall nonetheless be held to be prohibited by or invalid or unenforceable under applicable law, such provision shall be effective only to the extent of such prohibition or invalidity or lack of enforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and such provision shall be reformed and construed so that it will be legal, valid, and enforceable to the maximum extent permitted by law.

23. Prior Agreement; Other Agreements. The Prior Agreement is amended, restated and superceded in its entirety by this Agreement and shall be of no further force or effect. Each Purchaser also agrees that all other agreements, documents, arrangements or understanding, if any, that provided such Purchaser with registration rights with respect to securities of the Company are hereby terminated and shall be of no further force or effect. Without limiting the generality of the foregoing, each Purchaser that acquired Series A Preferred Stock of the Company pursuant to a Preferred Stock Purchase Agreement dated as of or around December 1997 agrees that all registration rights that the Purchaser may have under said Preferred Stock Purchase Agreement are hereby terminated and shall be of no further force or effect.

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IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Registration Rights Agreement as of the date set forth above.

“Company”	MONOLITHIC POWER SYSTEMS, INC.

	By:	/s/ Michael Hsing

	Name:	Michael Hsing

	Title:	President/CEO

SCHEDULE OF PURCHASERS

Common Stock Holders

Michael Hsing

James C. Moyer

Series A Preferred Stock Holders

Brother Investment Corporation

Yi You Chang

Jessie Jin-Chu Chen & Connie W. Chuang

Eugene Cheng

Delaware Charter Guarantee Trust Company ttee fbo: Michael Hsing Ira

Delaware Charter Guarantee Trust Company ttee fbo: Paul Ueunten Ira

First National Bank of Onaga, for the Benefit of Francis K. Moyer

First National Bank of Onaga, for the Benefit of James C. Moyer

Chen Tzu-Hsin

Hsi-Yuan Hsu

Wen Ku Huang Family Trust

Jaw-Sheng Kong

Cheow Seng Lee

Han-Fui Lee

Zhenshi Li

Fonglu David Lin & Wang H. Lin

Fu-Yuan Lin

Optoma Corporation

Hsiao-Chen Peng

Lai Ping-Ping

John R. Shannon

Li Chung Shih

Z.C. Tseng

Chih-Chiang Yeh

Series B Preferred Stock Holders

InveStar Semiconductor Development Fund Inc. (II), LDC

Acer Technology Venture Fund LP

James C. Moyer

Cheow Seng Lee

Lawrence R. Sample and Donna Sample, As Trustees of the Sample Family Trust

Hideto Takagishi

Series C Preferred Stock Holders

InveStar Semiconductor Development Fund Inc. (II), LDC

InveStar Burgeon Venture Capital, Inc.

InveStar Excelsus Venture Capital (Int’l) Inc., LDC

Digital CT Investment Ltd.

Top Fortune Direct Investment Ltd.

IP Fund One, L.P.

Trio Investment, Inc.

AIM Investment, Inc.

REI Investment, Inc.

Paradise Bay Investments, Ltd.

Microtek, Inc.

Kwang Sun Kim

Series D Preferred Stock Holders

InveStar Burgeon Venture Capital, Inc.

InveStar Dayspring Venture Capital, Inc.

InveStar Excelsus Venture Capital, Inc.

InveStar Semiconductor Development Fund, Inc. (II), LDC

Forefront Venture Partners, L.P.

IP Fund One, L.P.

Paradise Bay Investments Ltd.

AIM Investment Inc.

Trio Investment, Inc.

REI Investment Inc.

Digital CT Investment Ltd.

Grand Pacific Investment & Development Co., Ltd

Mintong International Ltd

Mustek Systems Inc.

Yi-Ling Lin

C Squared Investment Corp.

Hantech International Venture Capital Corporation

BAVP, L.P.